Exhibit 16.1

Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606
USA

Tel: +1 312 486 1000
Fax: +1 312 486 1486
www.deloitte.com

June 20, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of BioSante Pharmaceuticals, Inc.’s Form 8-K dated June 20, 2013, and have the following comments:

1.              We agree with the statements made in the first, second, third and fifth paragraphs of Item 4.01.

2.              We have no basis on which to agree or disagree with the statements made in the fourth paragraph of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP

Member of
Deloitte Touche Tohmatsu Limited